Exhibit 99.1

Lev Reports First Quarter 2008 Financial Results

NEW YORK, N.Y. -- April 30, 2008 -- Lev Pharmaceuticals, Inc. (“Lev”) (OTCBB: LEVP) today announced financial results for the three months ended March 31, 2008. Lev will conduct a conference call and audio webcast at 8:30 a.m. Eastern Time (ET) on Monday morning, May 5, 2008 to discuss its financial results and to provide an update on its lead product candidate, Cinryze™ (C1 inhibitor). The call will be webcast live and may be accessed by visiting the company’s website at www.levpharma.com. A replay will be available for a limited time following the live call.

Highlights and Current Developments:

•	Received Complete Response Letter (commonly referred to as an “approvable letter”) from the U.S. Food and Drug Administration (“FDA”) on January 30, 2008

•	Submitted Complete Response to FDA on April 14, 2008

•	Blood Products Advisory Committee scheduled for May 2, 2008 to review Cinryze™ (C1 inhibitor) for the prophylactic treatment of HAE

•	Entered into multi-year agreement to sell intermediate plasma products to Biotest AG on April 9, 2008

•	Entered into strategic supply agreement with Plasma Centers of America to construct and purchase dedicated U.S. Source plasma collection centers on April 9, 2008

Financial Results:

For the quarter ended March 31, 2008, Lev reported a net loss of $8.8 million or $0.06 per share as compared to a net loss of $5.5 million or $0.05 per share for the comparable quarter in 2007.

As of March 31, 2008, Lev had a total of $13.2 million in cash and cash equivalents, and working capital of $26.2 million. Net cash used in operations was $9.2 million for the quarter ended March 31, 2008; an increase of $4.3 million from net cash used in operating activities of $4.9 million for the three months ended March 31, 2007. Net cash used in operating activities was primarily attributable to our loss of $8.8 million, which was primarily due to increases in salaries, benefits and pre-launch planning for our lead product candidate, Cinryze™ (C1 inhibitor), and inventory purchases of $5.6 million. The operating loss was partially offset by non-cash expenses of $2.9 million primarily related to stock-based compensation, increased accrued expenses of $1.1 million and decreases in prepaid expenses and other assets of $1.6 million.

Net cash used in investing activities for the quarter ended March 31, 2008, was $2,000 resulting from the purchase of fixed assets. Net cash provided by financing activities for the quarter ended March 31, 2008 was $0.5 million in proceeds from the exercise of warrants.

Research and development expenses for the quarter ended March 31, 2008 decreased to $2.8 million compared to $3.2 million in 2007. The $0.4 million decrease was primarily due to lower expenses relating to our Phase III clinical trials, fewer purchases of plasma product for our ongoing open-label studies for the acute and prophylactic treatment of HAE, partially offset by increases in expenses for regulatory consulting, FDA Blood Products Advisory Committee review, and payroll and related benefits.

General and administrative expenses for the quarter ended March 31, 2008 increased to $5.3 million as compared to $2.4 million in 2007. The increase of $2.9 million was primarily due to increases in payroll and related benefits, stock-based compensation for restricted stock and stock options, legal, and pre-commercialization activities.

Interest expense for the quarter ended March 31, 2008 increased to $0.5 million as compared to $31,000 in 2007. The increase of $0.5 million was primarily attributable to accrued interest of $0.4 million and amortization of debt discount and deferred financing costs of $0.1 million on our term loan payable.

Foreign exchange loss for the quarter ended March 31, 2008 was $0.2 million as compared to $0 in 2007. The loss was primarily attributable to a foreign exchange loss of $0.4 million on our loan payable offset by a gain of $0.2 million on our loan receivable.

 Corporate Progress:

"We continued to make important advances in the first quarter toward obtaining marketing approval for our lead product candidate, Cinryze™, for the treatment of HAE,” said Joshua D. Schein, Ph.D., Chief Executive Officer of Lev Pharmaceuticals. “Importantly, we recently submitted our formal response to the FDA’s complete response letter and are awaiting its acceptance. In addition, we have been diligently preparing for our advisory committee meeting on May 2nd. ”

About Lev Pharmaceuticals, Inc.

Lev is a biopharmaceutical company focused on developing and commercializing therapeutic products for the treatment of inflammatory diseases. Lev’s lead product candidate, Cinryze™ (C1 inhibitor), is being developed as a replacement therapy for both the acute and prophylactic treatment of Hereditary Angioedema (HAE), also known as C1 inhibitor deficiency. Cinryze has been granted orphan drug status for the acute and prophylactic treatment of HAE, potentially securing, upon approval, market exclusivity for seven years. Additionally, Lev is in the process of prioritizing its C1 inhibitor development platform for the treatment of selective other diseases and disorders in which inflammation is known or believed to play an underlying role.

For more information about Lev, C1 inhibitor, or HAE, please contact Lev directly at 212-682-3096, or visit Lev’s website at www.levpharma.com.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to new information arising out of clinical trial results, the risk that the safety and/or efficacy results of existing clinical trials for Cinryze™ will not support approval for a biologics license, the risk that FDA may require us to conduct additional clinical trials for Cinryze™, the risk that FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that FDA will not approve a product for which a biologics license has been applied, our heavy dependence on the success of CinryzeTM, our dependence on our suppliers, our dependence on third parties to manufacture CinryzeTM, obtaining regulatory approval to market CinryzeTM, market acceptance of CinryzeTM, maintaining the orphan drug status associated with CinryzeTM, the risks associated with dependence upon key personnel, and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in the "Risk Factors that May Affect Results" section of our filings with the SEC. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

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INVESTOR CONTACT:
Jason Tuthill, Lev Pharmaceuticals, Inc.
(212) 850-9130
jtuthill@levpharma.com

MEDIA CONTACT:
Katherine Stueland, WeissComm Partners
312-208-0320
kstueland@wcpglobal.com

Lev Pharmaceuticals, Inc. and Subsidiary
(a development stage enterprise)

(Unaudited)

Selected Consolidated Balance Sheets Data
	March 31, 2008	December 31, 2007
	( in $000s)

Cash and cash equivalents	$13,241	$21,910
Inventory	16,237	10,645
Prepaid expenses and other current assets	1,248	2,815
Loan receivable	3,663	3,415
Total assets	$34,917	$39,349

Accounts payable and accrued expenses	$4,485	$3,681
Long-term debt	14,529	13,567
Total stockholders’ equity	15,886	22,084
Total liabilities and stockholders’ equity	$34,917	$39,349

Lev Pharmaceuticals, Inc. and Subsidiary
(a development stage enterprise)

(Unaudited)

Selected Consolidated Statement of Operations Data

	Three Months Ended March 31,
	2008	2007
Costs and expenses:
Research and development	$2,819	$3,223
General and administrative	5,353	2,422
Loss before other (expense)/income, net	(8,172)	(5,645)

Other (expense)/income, net	(623)	167

Net loss	$(8,795)	$(5,478)

Net loss per share- basic and diluted	$(0.06)	$(0.05)
Weighted average shares - basic and diluted	138,153,694	114,046,749

Lev Pharmaceuticals, Inc. and Subsidiary
(a development stage enterprise)

(Unaudited)

Selected Consolidated Statement of Cash Flows

	Three Months Ended March 31,
	2008	2007
	( in $000s)

Net cash used in operating activities	$(9,170)	$(4,854)
Net cash used in investing activities	(2)	(57)
Net cash provided by financing activities	503	105
Net decrease in cash and cash equivalents	(8,669)	(4,806)
Cash and cash equivalents - beginning of period	21,910	7,888
Cash and cash equivalents - end of period	$13,241	$3,082